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                                                                     Exhibit 8.1

                        LIST OF SIGNIFICANT SUBSIDIARIES

                                                             OWNERSHIP
            COMPANY               PLACE OF INCORPORATION     INTEREST
--------------------------------  ------------------------  ------------
Delta Galil USA. Inc.             Delaware, U.S.A.              100%
Delta Galil Europe Ltd.           U.K.                          100%
Delta Galil Holland B.V.          Holland                       100%
Delta Textile Egypt  - Free       Egypt                         100%
Zone S.A.E.
Century Wear Corporation (WLL)    Jordan                         50%(1)
Dominion Hosiery Inc.             Canada                        100%
Delta Galil Hungary KFT           Hungary                       100%
Sport Socks Co. Ltd               Ireland                       100%
Delta Textile Marketing Ltd.      Israel                        100%
Delta Textile (New York) Ltd.     New York, U.S.A.              100%
Delta Elastic Tapes Industries,   Israel                         90%
Ltd.
Auburn Hosiery Mills Inc.         USA                           100%

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(1)     Delta Galil effectively controls this joint venture as a result of holding an additional controlling share.